Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001

Pricing Supplement Dated February 25, 2020 To the Product Prospectus Supplement No. CCBN-1, Dated September 10, 2018 and the Prospectus Supplement and the Prospectus, Each Dated September 7, 2018	$2,155,000 Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Exchange Traded Funds, Due March 2, 2023 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon (the “Notes”) linked to the lesser performing of the shares of two exchange traded funds (each, a “Reference Asset,” and collectively, the “Reference Assets”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a quarterly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.
Reference Assets	Initial Prices	Coupon Barriers and Trigger Prices*
VanEck Vectors Semiconductor ETF (“SMH”)	$134.86	$87.66, which is 65% of its Initial Price
SPDR® S&P® Biotech ETF (“XBI”)	$91.07	$59.20, which is 65% of its Initial Price
* Rounded to two decimal places.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, and “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated September 10, 2018 and page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	February 25, 2020	Principal Amount:	$1,000 per Note
Issue Date:	February 28, 2020	Maturity Date:	March 2, 2023
Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below
Valuation Date:	February 27, 2023	Contingent Coupon Rate:	9.00% per annum
Contingent Coupon and Memory Feature:
If the closing price of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to the corresponding Observation Date. You may not receive any Contingent Coupons during the term of the Notes.
If a Contingent Coupon is not payable on any Coupon Payment Date, it will be paid on any later Coupon Payment Date (or at maturity) on which the Contingent Coupon is then payable, together with the payment otherwise due on that later date.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Price of the Lesser Performing Reference Asset:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon (together with any previously unpaid Contingent Coupons) at maturity, unless the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price.
If the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Asset Return of the Lesser Performing Reference Asset)
Investors in the Notes could lose some or all of their principal amount if the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return.
Call Feature:
If the closing price of each Reference Asset is greater than or equal to its Initial Price starting on August 25, 2020 and on any Observation Date thereafter, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Observation Date, and any previously unpaid Contingent Coupons.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Price:	For each Reference Asset, its closing price on the Valuation Date.
CUSIP:	78015KJY1

	Per Note	Total
Price to public(1)	100.00%	$2,155,000.00
Underwriting discounts and commissions(1)	2.75%	$59,262.50
Proceeds to Royal Bank of Canada	97.25%	$2,095,737.50

(1)
Certain dealers who purchased the Notes for sale to certain fee-based advisory accounts may have foregone some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts was between $972.50 and $1,000 per $1,000 in principal amount.

The initial estimated value of the Notes as of the Trade Date is $951.30 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $27.50 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $27.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon (the “Notes”) linked to the lesser performing of the shares of two exchange traded funds (the “Reference Assets”).

Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date:	February 25, 2020
Issue Date:	February 28, 2020
Valuation Date:	February 27, 2023
Maturity Date:	March 2, 2023
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon and Memory Feature:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•     If the closing price of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date, together with any previously unpaid Contingent Coupons.
•     If the closing price of either of the Reference Assets is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date. You will not receive any Contingent Coupon on the Maturity Date if the Final Level is less than the Coupon Barrier.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.
For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on a subsequent date.

Contingent Coupon Rate:	9.00% per annum (2.25% per quarter)
Observation Dates:
Quarterly, on May 26, 2020, August 25, 2020, November 25, 2020, February 25, 2021, May 25, 2021, August 25, 2021, November 26, 2021, February 25, 2022, May 25, 2022, August 25, 2022, November 25, 2022 and the Valuation Date.

Coupon Payment Dates:
The Contingent Coupon, if payable, will be paid quarterly on June 9, 2020, September 9, 2020, December 10, 2020, March 11, 2021, June 9, 2021, September 9, 2021, December 10, 2021, March 11, 2022, June 9, 2022, September 9, 2022, December 9, 2022 and the Maturity Date.

Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupons payable at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, will be payable.

Call Feature:
If, starting on August 25, 2020 and on any Observation Date thereafter, the closing price of each Reference Asset is greater than or equal to its Initial Price, then the Notes will be automatically called.

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date (together with any previously unpaid Contingent Coupons).

Call Settlement Dates:	If the Notes are called on any Observation Date starting on August 25, 2020 or thereafter, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Initial Price:	For each Reference Asset, its closing price on the Trade Date, as specified on the cover page of this pricing supplement.
Final Price:	For each Reference Asset, its closing price on the Valuation Date.
Trigger Price and Coupon Barrier:	For each Reference Asset, 65% of its Initial Price, as specified on the cover page of this pricing supplement.
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Price of the Lesser Performing Reference Asset:
•     If the Final Price of the Lesser Performing Reference Asset is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date (and any previously unpaid Contingent Coupons).
•     If the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Asset Return of the Lesser Performing Reference Asset)
The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Asset from the Trade Date to the Valuation Date. Investors in the Notes will lose some or all of their principal amount if the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price.

Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Reference Asset Return:	With respect to each Reference Asset: Final Price – Initial Price Initial Price
Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to either of the Reference Assets will result in the postponement of an Observation Date or the Valuation Date as to that Reference Asset, as described in the product prospectus supplement, but not to any non-affected Reference Asset.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Assets for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2  and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 10, 2018, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 10, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and in the product prospectus supplement dated September 10, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement dated September 10, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038091/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (excluding the final Contingent Coupons, if payable) for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming the following terms and that the Notes are not automatically called prior to maturity:
Hypothetical Initial Price (for each Reference Asset):	$100.00*
Hypothetical Trigger Price and Coupon Barrier (for each Reference Asset):	$65.00, which is 65% of its hypothetical Initial Price
Contingent Coupon Rate:	9.00% per annum (or 2.25% per quarter)
Contingent Coupon Amount:	$22.50 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Price of $100 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Price of any Reference Asset. The actual Initial Price for each Reference Asset is set forth on the cover page of this pricing supplement. We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset. It is possible that the Final Price of each Reference Asset will be less than its Initial Price.
Hypothetical Final Prices are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Prices on the Valuation Date. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount. If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Coupon Payment Date, for each $1,000 principal amount, $1,000 plus the Contingent Coupons otherwise due on the Notes.
Hypothetical Final Price of the Lesser Performing Reference Asset	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity (assuming that the Notes were not previously called)
$150.00	100.00%	$1,000.00*
$140.00	100.00%	$1,000.00*
$125.00	100.00%	$1,000.00*
$120.00	100.00%	$1,000.00*
$110.00	100.00%	$1,000.00*
$100.00	100.00%	$1,000.00*
$90.00	100.00%	$1,000.00*
$80.00	100.00%	$1,000.00*
$70.00	100.00%	$1,000.00*
$65.00	100.00%	$1,000.00*
$64.99	64.99%	$649.90
$60.00	60.00%	$600.00
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$30.00	30.00%	$300.00
$20.00	20.00%	$200.00
$10.00	10.00%	$100.00
$0.00	0.00%	$0.00
*Excluding the final Contingent Coupon (and any previously unpaid Contingent Coupons), if payable.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The price of the Lesser Performing Reference Asset increases by 40% from the Initial Price of $100.00 to its Final Price of $140.00. Because the Final Price of the Lesser Performing Reference Asset is greater than its Trigger Price and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon (and any previously unpaid Contingent Coupons) otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 40% appreciation in the price of the Lesser Performing Reference Asset.
Example 2: The price of the Lesser Performing Reference Asset decreases by 10% from the Initial Price of $100.00 to its Final Price of $90.00. Because the Final Price of the Lesser Performing Reference Asset is greater than its Trigger Price and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon (and any previously unpaid Contingent Coupons) otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the price of the Lesser Performing Reference Asset.
Example 3: The price of the Lesser Performing Reference Asset is $50.00 on the Valuation Date, which is less than its Trigger Price and Coupon Barrier.  Because the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price and Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500.00 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Reference Asset Return of the Lesser Performing Reference Asset)
= $1,000 + ($1,000 x -50.00%) = $1,000 - $500.00 = $500.00
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on prices of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Asset or the securities represented by any Reference Asset.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the trading price of the Lesser Performing Reference Asset between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Price of the Lesser Performing Reference Asset on the Valuation Date is less than its Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Lesser Performing Reference Asset from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date on or after August 25, 2020, the closing price of each Reference Asset is greater than or equal to its Initial Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Call Settlement Date (together with any previously unpaid Contingent Coupons). You will not receive any Contingent Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of either of the Reference Assets on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of either of the Reference Assets is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Price of the Lesser Performing Reference Asset will be less than its Trigger Price.

Notwithstanding the memory feature described above, there can be no assurance that any unpaid Contingent Coupon will become payable during the term of the Notes.
•
The Notes Are Linked to the Lesser Performing Reference Asset, Even if the Other Reference Asset Performs Better — If either of the Reference Assets has a Final Price that is less than its Trigger Price, your return will be linked to the lesser performing of the Reference Assets. Even if the Final Price of the other Reference Asset has increased compared to its Initial Price, or has experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Asset.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Asset Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Asset — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Asset. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of those basket components. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Asset. Instead, your return will depend solely on the Final Price of the Lesser Performing Reference Asset.

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Assets. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as August 25, 2020, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Asset even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Assets.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the prices of the Reference Assets increase after the Trade Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
An Investment in the Notes Is Subject to Risks Associated with Specific Economic Sectors— The stocks held by each exchange traded fund to which the Notes are linked are issued by companies engaged in a specific sector of the economy.  Accordingly, an investment in the Notes is subject to the specific risks of companies that operate in each of those sectors.  An investment in the Notes may accordingly be more risky than a security linked to a more diversified set of securities.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the securities represented by the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the securities represented by the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or securities represented by the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share price or prices, as applicable, of the Reference Assets, and, therefore, the market value of the Notes.

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Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Assets — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Assets or the securities represented by the Reference Assets. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Assets may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Assets or the equity securities that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by our affiliates.

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Management Risk — The Reference Assets are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Asset, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Reference Asset generally would not sell a security because the security’s issuer was in financial trouble. In addition, each Reference Asset is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
•
The Reference Assets and their Underlying Indices Are Different — The performance of each Reference Asset may not exactly replicate the performance of its respective underlying index, because these Reference Assets will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of these Reference Assets may not fully replicate or may in certain circumstances diverge significantly from the performance of their underlying indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Assets, or due to other circumstances. These Reference Assets may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to their underlying indices and in managing cash flows.

During periods of market volatility, securities held by these Reference Assets may be unavailable in the secondary market, market participants may be unable to calculate accurately their net asset value per share and their liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the applicable Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the applicable Reference Asset. As a result, under these circumstances, the market value of shares of these Reference Assets may vary substantially from the applicable net asset value per share. For all of the foregoing reasons, the performance of these Reference Assets may not correlate with the performance of their underlying indices as well as their net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
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We and Our Affiliates Do Not Have Any Affiliation with the Advisors or the Sponsors of the Reference Assets or the Underlying Indices and Are Not Responsible for Their Public Disclosure of Information — We and our affiliates are not affiliated with the investment advisors or the sponsors of any Reference Asset or their underlying indices in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Assets or the underlying indices. The investment advisors or the sponsors of the Reference Assets and the underlying indices are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Assets that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisors, the sponsors, or the Reference Assets contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the Reference Assets.

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The Policies of the Reference Assets’ Investment Advisers or Underlying Indices Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the Reference Assets’ investment advisers concerning the management of the Reference Assets, or the index sponsor for each underlying index, concerning the calculation of each underlying index, additions, deletions or substitutions of the securities held by the Reference Assets could affect the market price of shares of the Reference Assets and, therefore, the amount payable on the Notes on the maturity date and the market value of the Notes before that date. The amount payable on the Notes and their market value could also be affected if the Reference Assets’ investment advisers or relevant sponsors change these policies, for example, by changing the manner in which an investment adviser manages the Reference Assets, or if the sponsor changes the manner in which it calculates the applicable index, or if a Reference Asset’s investment adviser discontinues or suspends maintenance of a Reference Asset, in which case it may become difficult to determine the market value of the Notes. The Reference Assets’ investment advisers have no connection to the offering of the Notes and have no obligations to you as an investor in the Notes in making their decisions regarding the Reference Assets.

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Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE ASSETS
Information provided to or filed with the SEC by the Reference Assets under the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, can be located through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Reference Assets is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Assets with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
The Notes are not sponsored, endorsed, sold or promoted by the investment adviser of any of the Reference Assets. The investment advisers make no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The investment advisers have no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
We obtained the information regarding the historical performance of each Reference Asset set forth below from Bloomberg Financial Markets.
The VanEck Vectors Semiconductor ETF (“SMH”)
The SMH seeks to replicate, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (the “MVSMHTR”). The MVSMHTR is intended to track the overall performance of companies involved in semiconductor production and equipment. The SMH is advised by Van Eck Associates Corporation.  The SMH commenced trading in December 2011. The SMH trades on the NYSE Arca under the ticker symbol “SMH.”
The MVSMHTR
The MVSMHTR includes U.S. listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. This includes companies engaged primarily in the production of semiconductors and semiconductor equipment. Of the largest 50 stocks in the semiconductor industry by full market capitalization, the top 25 by free-float market capitalization (i.e., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the index.
The components of this index are reviewed on a semi-annually basis in March and September, and the index typically includes 25 components.
The index employs a “4.5%/20%/50%-Cap”.  This weighting scheme is designed to ensure diversification by assigning weights to components which cannot exceed 20%, but still ensures larger sizes of larger companies. To effect this:
1. All index components are weighted by their free-float market capitalization.
2. All companies exceeding 4.5% but at least the largest 5 and at the maximum the largest 10 companies are grouped together (so called “Large-Weights”). All other companies are grouped together as well (so called “Small-Weights”).
3. The aggregated weighting of the Large-Weights is capped at 50%:
• Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to reduce the weighting to 50% - at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights, respectively. Then
• Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight, and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Large Weights. Then
• Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Small-Weights.
Additional information about this index and its methodology may be found on the website of its sponsor, MVIS® Global Equity Indices.  However, information on that website shall not be deemed to be included or incorporated by reference in this document.

P-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
The SPDR® S&P® Biotech ETF (“XBI”)
The XBI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Biotechnology Select Industry® Index (the “underlying index”). The underlying index represents the biotechnology sub-industry portion of the Standard & Poor’s (“S&P”) Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The XBI is composed of companies that are in the biotechnology sector.  The XBI trades on NYSE Arca under the ticker symbol “XBI.”
The XBI utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The XBI typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. The XBI will normally invest at least 80% of its total assets in the common stocks that comprise the underlying index.
The S&P® Biotechnology Select Industry® Index
This underlying index is an equal-weighted index that is designed to measure the performance of companies that operate in the applicable portion of the S&P TMI. The underlying index is an equal-weighted index that is designed to measure the performance of the biotechnology sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the New York Stock Exchange (the “NYSE”) (including NYSE Arca), the NYSE MKT, the Nasdaq Global Select Market, and the Nasdaq Capital Market. Each of the component stocks in the underlying index is a constituent company within the biotechnology sub-industry portion of the S&P TMI.
To be eligible for inclusion in the underlying index, companies must be in the S&P TMI and must be included in the relevant Global Industry Classification Standard (GICS) sub-industry. The GICS was developed to establish a global standard for categorizing companies into sectors and industries. In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:
•	float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or
•	float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.
All U.S. companies satisfying these requirements are included in the underlying index. The total number of companies in the underlying index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the underlying index as of each rebalancing effective date.
Eligibility factors include:
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Market Capitalization:  Float-adjusted market capitalization should be at least US$400 million for inclusion in the underlying index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the underlying index at each rebalancing.

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Liquidity:  The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the underlying index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to the underlying index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the underlying index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the underlying index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

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Takeover Restrictions:  At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the underlying index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the underlying index.

Turnover:  S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the underlying index, not for continued membership. As a result, an index constituent that appears to violate the criteria for addition to the underlying index will not be deleted unless ongoing conditions warrant a change in the composition of the underlying index.

P-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Assets. We obtained the information in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Reference Assets at any time. We cannot give you assurance that the performance of the Reference Assets will not result in the loss of all or part of your investment.
Historical Information for the VanEck Vectors Semiconductor ETF (“SMH”)
The graph below illustrates the performance of this Reference Asset from December 21, 2011 to February 25, 2020, reflecting its Initial Price of $134.86. The red line represents its Coupon Barrier and Trigger Price of $87.66, which is equal to 65% of its Initial Price, rounded to two decimal places.

P-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
Historical Information for the SPDR® S&P® Biotech ETF (“XBI”)
The graph below illustrates the performance of this Reference Asset from January 1, 2009 to February 25, 2020, reflecting its Initial Price of $91.07. The red line represents its Coupon Barrier and Trigger Price of $59.20, which is equal to 65% of its Initial Price, rounded to two decimal places.

P-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon a rebalancing of a Reference Asset), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on February 28, 2020, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative arrangements to prevent a failed settlement.
In the initial offering of the Notes, they were offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately 6 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Exchange Traded Funds Royal Bank of Canada
Each of RBCCM and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is included on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated September 7, 2018.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.

P-17	RBC Capital Markets, LLC